777 Main Street, Suite 1000
Fort Worth, Texas 76102
P | 817.348.1600 F | 817.348.1815
www.hallmarkgrp.com

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2013 RESULTS

FORT WORTH, Texas, (May 8, 2013) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported first quarter 2013 net income of $1.7 million, or $0.09 per share, compared to net income of $0.2 million, or $0.01 per share reported for first quarter 2012. Total revenues were $93.1 million for the first quarter of 2013 as compared to $83.0 million for the first quarter of 2012.

Mark J. Morrison, President and Chief Executive Officer, said, “The results for the quarter continue to reflect year-over-year accident year improvement in underwriting profitability due to the actions taken over the past year, including a continuation of meaningful rate increases across most of our business units and exiting unprofitable states and product lines in our Personal Segment. Across all operations the 2013 first quarter accident year net loss ratio was 69.1% as compared to 74.9% in the first quarter of 2012.”

Mr. Morrison continued, “For Hallmark, the greatest opportunity to improve underwriting margins will be through continued organic growth within our current books of business. This is reflected in the year-over-year increase in revenue that continues to be driven primarily by growth from the operating units that comprise our Specialty Commercial Segment. Achieved rate increases since the start of 2012 and improving economic conditions in our core states have resulted in growth in insured exposure units on renewal policies. We expect these trends to continue throughout 2013 as we continue to push for price increases in most of our lines of business.”

Mr. Morrison added, “Effective this quarter, we have consolidated our excess & umbrella and general aviation operations, along with our medical professional liability line of business under the newly created Hallmark Select business unit. Jim Damonte, the President of our previous Excess & Umbrella business unit has been named the President of this new business unit. The primary objective in forming this new business unit is to maximize synergies across existing commercial specialty lines and to establish a platform that allows Hallmark to continue to expand into additional products in a more effective and efficient manner.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $11.80 at the end of the quarter, an increase of 5% over prior year. Cash flow from operations was $5.8 million in the first quarter, up from $4.8 million the first quarter 2012. Total cash and investments increased 4% during the first quarter 2013 to $561.3 million, or $29.14 per share. Hallmark continues to carry significant cash of $100.8 million as of March 31, 2013, which we seek to opportunistically deploy in ways that will generate a higher return for shareholders in the future.”

1st Quarter
	2013	2012	% Change
	($ in thousands, unaudited)
Gross premiums written	108,147	97,395	11%
Net premiums written	93,896	84,962	11%
Net premiums earned	86,488	77,208	12%
Investment income, net of expenses	3,628	3,846	-6%
Net realized gains (losses)	1,176	(119)	-1088%
Total revenues	93,141	82,986	12%
Net income (1)	1,694	171	891%
Net income per share - basic	$0.09	$0.01	800%
Net income per share - diluted	$0.09	$0.01	800%
Book value per share	$11.80	$11.28	5%
Cash flow from operations	5,825	4,813	21%

(1)	Net income for each period is net income attributable to Hallmark Financial Services, Inc. as reported in the consolidated statements of operations as determined in accordance with U.S. generally accepted accounting principles (GAAP).

First Quarter 2013 Commentary

During the three months ended March 31, 2013, total revenues were $93.1 million, representing a 12% increase from the $83.0 million in total revenues for the same period of 2012. This increase in revenue was primarily attributable to increased earned premium due to increased production in the Specialty Commercial Segment and the Standard Commercial Segment. Further contributing to the increase in revenue were net realized gains on the Company’s investment portfolio during the first quarter of 2013 as compared to net realized losses reported during the first quarter of 2012. The increase in revenue was partially offset by lower earned premium in the Personal Segment due mostly to the impact of a reduction of premium written in underperforming states and products exited.

The increase in revenue for the three months ended March 31, 2013, was accompanied by increased loss and loss adjustment expenses (“LAE”) of $6.9 million as compared to the same period during 2012 due primarily to increased premium volume, as well as $2.0 million of unfavorable prior year loss reserve development for the three months ended March 31, 2013 as compared to favorable prior year loss reserve development of $3.0 million for the same period of 2012. This increase in loss and LAE was partially offset by favorable current accident year loss trends in the E&S Commercial business unit. Further offsetting the increase in loss and LAE was a $3.9 million decrease in weather related losses to $0.8 million for the three months ended March 31, 2013 from $4.7 million reported during the same period of 2012. Other operating expenses also increased due mostly to increased production related expenses in the E&S Commercial business unit.

As a result, Hallmark reported net income of $1.7 million for the three months ended March 31, 2013, which was a $1.5 million improvement from the $0.2 million net income reported for the first quarter of 2012. On a diluted basis per share, net income was $0.09 per share for the three months ended March 31, 2013, as compared to net income of $0.01 per share for the same period in 2012.

Hallmark's consolidated net loss ratio was 71.4% and 71.0% for the three months ended March 31, 2013 and 2012, respectively. Hallmark's net expense ratio was 30.2% and 31.4% for the three months ended March 31, 2013 and 2012, respectively. Hallmark’s net combined ratio was 101.6% and 102.4% for the three months ended March 31, 2013 and 2012, respectively.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets

($ in thousands, except share amounts)	As of March 31
	2013	2012
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $397,800 in 2012 and $380,578 in 2011)	$407,741	$401,435
Equity securities, available-for-sale, at fair value (cost: $31,502 in 2012 and $30,465 in 2011)	52,789	43,925
Total investments	460,530	445,360
Cash and cash equivalents	91,450	85,145
Restricted cash	9,354	8,707
Ceded unearned premiums	22,930	22,411
Premiums receivable	72,334	66,683
Accounts receivable	2,830	3,110
Receivable for securities	5,653	3
Reinsurance recoverable	57,607	51,970
Deferred policy acquisition costs	26,317	24,911
Goodwill	44,695	44,695
Intangible assets, net	22,171	23,068
Deferred federal income taxes, net	-	1,940
Prepaid expenses	2,388	1,480
Other assets	10,722	10,985
Total Assets	$828,981	$790,468
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$1,473	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	328,731	313,416
Unearned premiums	170,429	162,502
Reinsurance balances payable	7,210	7,330
Pension liability	3,646	3,685
Payable for securities	14,928	-
Federal income tax payable	620	1,518
Deferred federal income taxes, net	754	-
Accounts payable and other accrued expenses	17,095	23,305
Total Liabilities	601,588	569,931
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2013 and 2012	3,757	3,757
Additional paid-in capital	122,538	122,475
Retained earnings	99,658	97,964
Accumulated other comprehensive income	12,998	7,899
Treasury stock (1,609,374 shares in 2013 and 2012), at cost	(11,558)	(11,558)
Total Stockholders’ Equity	227,393	220,537
	$828,981	$790,468

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts)	March 31
	2013	2012
Gross premiums written	$108,147	$97,395
Ceded premiums written	(14,251)	(12,433)
Net premiums written	93,896	84,962
Change in unearned premiums	(7,408)	(7,754)
Net premiums earned	86,488	77,208

Investment income, net of expenses	3,628	3,846
Net realized gains (losses)	1,176	(119)
Finance charges	1,425	1,640
Commission and fees	341	180
Other income	83	231
Total revenues	93,141	82,986

Losses and loss adjustment expenses	61,738	54,791
Other operating expenses	27,194	25,932
Interest expense	1,149	1,149
Amortization of intangible assets	897	897
Total expenses	90,978	82,769

Income (loss) before tax	2,163	217
Income tax expense (benefit)	469	23
Net income (loss)	1,694	194
Less: net income attributable to non-controlling interest	-	23
Net income (loss) attributable to Hallmark Financial Services, Inc.	$1,694	$171

Net income (loss) per share attributable to Hallmark Financial Services, Inc. common stockholders:
Basic	$0.09	$0.01
Diluted	$0.09	$0.01

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
($ in thousands)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Gross premiums written	$21,642	$18,847	$65,306	$54,885	$21,199	$23,663	$-	$-	$108,147	$97,395
Ceded premiums written	(1,995)	(1,457)	(10,932)	(10,814)	(1,324)	(162)	-	-	(14,251)	(12,433)
Net premiums written	19,647	17,390	54,374	44,071	19,875	23,501	-	-	93,896	84,962
Change in unearned premiums	(1,117)	(561)	(5,521)	(6,036)	(770)	(1,157)	-	-	(7,408)	(7,754)
Net premiums earned	18,530	16,829	48,853	38,035	19,105	22,344	-	-	86,488	77,208

Total revenues	20,288	18,106	51,680	40,393	20,978	24,431	195	56	93,141	82,986

Losses and loss adjustment expenses	12,583	13,764	34,436	23,009	14,719	18,018	-	-	61,738	54,791

Pre-tax income, net of non-controlling interest	1,477	(1,362)	3,698	5,977	(64)	(1,191)	(2,948)	(3,230)	2,163	194

Net loss ratio (1)	67.9%	81.8%	70.5%	60.5%	77.0%	80.6%			71.4%	71.0%
Net expense ratio (1)	33.7%	31.1%	27.5%	28.5%	27.1%	26.6%			30.2%	31.4%
Net combined ratio (1)	101.6%	112.9%	98.0%	89.0%	104.1%	107.2%			101.6%	102.4%

Favorable (Unfavorable) Prior Year Development	726	2,943	(2,990)	876	253	(790)	-	-	(2,011)	3,029

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.